Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100,
San Diego, CA 92121-2189
T (858) 677-1400
F (858) 677-1477
W www.dlapiper.com
September 19, 2008
Halozyme Therapeutics, Inc.
11388 Sorrento Valley Road
San Diego, CA 92121
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for Halozyme Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 10,125,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to awards granted or to be granted under (i) the Halozyme Therapeutics, Inc. 2004 Stock Plan, (ii) the Amended and Restated 2001 Stock Plan of Deliatroph Pharmaceuticals, Inc. (“Deliatroph”) (together with the Halozyme Therapeutics, Inc. 2004 Stock Plan, the “Plans”), that, if exercised, shall entitle the holder thereof to shares of Common Stock as a result of the Company assuming such Deliatroph options in connection with the Company’s acquisition of Deliatroph pursuant to a merger agreement dated January 28, 2004, and (iii) a Nonstatutory Stock Option Agreement between the Company and Andrew Kim dated February 27, 2004 (the “Kim Agreement”). The 10,125,000 shares of Common Stock issuable under the Plans and the Kim Agreement are hereinafter referred to as the “Shares.”
In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, each of the Plans and the Kim Agreement, the Amended and Restated Certificate of Incorporation and the Bylaws of the Company as now in effect, minutes of all pertinent meetings and actions of the Board of Directors of the Company and of the Compensation Committee of the Board of Directors of the Company, and the Agreement and Plan of Merger by and between Halozyme Therapeutics, Inc., a Nevada corporation, and Halozyme Therapeutics, Inc., a Delaware corporation.
In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the issuance of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and each of the applicable Plans or the Kim Agreement, as applicable. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock as were approved by the Company’s stockholders for issuance under each of the Plans and a sufficient number of shares of Common Stock for issuance pursuant to the Kim Agreement. The Company has also covenanted and we have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with each of the Plans and the Kim Agreement, as applicable, the number of Shares which are then issuable and deliverable upon the settlement of awards under each of the Plans and the number of Shares which are then issuable and deliverable pursuant to the Kim Agreement.

We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the aforementioned state laws of the State of Delaware. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any non-U.S. jurisdiction.
This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.
Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of each of the applicable Plans or the Kim Agreement, as applicable, will be, validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder
Very truly yours,
/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)